Exhibit 4.10

EXECUTION COPY

MORTGAGE, SECURITY AGREEMENT

AND ASSIGNMENT

THIS MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT (“Agreement”), dated as of May 28, 2004, is between AirNet Systems, Inc., an Ohio corporation (“Grantor”), and The Huntington National Bank, a national banking association (hereinafter referred to as the “Agent”), for itself and on behalf of the lenders (hereinafter individually and collectively referred to as the “Lenders”) from time to time party to that certain Amended and Restated Credit Agreement by and among the Agent, the Grantor, and the Lenders dated of even date herewith (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, hereinafter referred to as the “Credit Agreement”).

Background Information

The Agent and the Lenders have agreed to extend credit to the Grantor (hereinafter, collectively, the “Loans”), under the Credit Agreement, on certain terms and conditions, including, without limitation, that the Grantor execute and deliver this Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Agent and the Lenders to extend the Loans pursuant to the Credit Agreement, the Grantor agrees, for the benefit of the Agent and the Lenders, as follows:

ARTICLE 1

Definitions

Section 1.1            Definitions.  In this Agreement, unless the context otherwise requires, the terms defined herein and in any agreement executed in connection herewith include, where appropriate, the plural as well as the singular and the singular as well as the plural.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended, supplemented or modified in accordance herewith and therewith.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Credit Agreement.  The following terms shall have the respective meanings set forth below:

“Act” means the Federal Aviation Act of 1958, as amended from time to time and recodified in Subtitle V11 of Title 49 of the United States Code.

“Agreement”, “this Agreement”, “hereby”, “herein”, “hereof”, “hereunder” or other like words means this Mortgage, Security Agreement and Assignment, as it may be amended, modified, supplemented, extended, restated or replaced from time to time.

“Aircraft” means, separately and collectively, the Airframes, together with the Engines installed on such Airframe (or any replacement Engine substituted for any of such Engines hereunder), whether or not any such initial or replacement Engines may from time to time thereafter be installed on such Airframe or may be installed on any other airframe or on any other aircraft, and all Parts, including avionics and related equipment, manuals and logs.

“Airframe” means, separately and collectively, aircraft referenced on the attached Exhibits A-1 and A-2 (excluding the Engines or engines from time to time installed thereon) bearing the United States Federal Aviation Administration Registration Numbers and manufacturer’s serial numbers set forth on Exhibit A-1 and A-2, and (ii) any and all Parts so long as the same shall be incorporated in such aircraft and any and all Parts removed from such aircraft so long as such Parts shall remain subject to this Agreement and the Lien hereof in accordance with the terms of Section 3.5.

“Collateral” shall have the meaning set forth in Section 2.1 hereof.

“Engine” means (i) the engines bearing the manufacturers’ serial numbers set forth on Exhibits B-1 and B-2 which engines were either originally installed or from time to time thereafter installed on the Aircraft or installed on any other airframe or on any other aircraft, and (ii) any engine which shall have been substituted for an engine described in preceding clause (i), whether or not from time to time thereafter installed on the Aircraft or any other airframe or on any other aircraft, together in each case with any and all Parts incorporated in such Engine and any and all Parts removed from such Engine so long as the Grantor has an interest in such Parts.

“Equipment” means any or all of the Airframes, Engines and Parts.

“Event of Loss” means, with respect to any Aircraft, Airframe or Engine, any of the following events with respect to such item of Equipment.

(a)           such item of Equipment shall be lost, stolen, destroyed, rendered permanently unfit for its intended use, or irreparably damaged, from any cause whatsoever;

(b)           such item of Equipment shall be returned to the manufacturer or seller or either of their agents or nominees pursuant to any warranty settlement or patent indemnity settlement;

(c)           such item of Equipment shall be damaged to the extent that an insurance settlement is made on the basis of a total loss or a constructive or compromised total loss;

(d)           such item of Equipment shall be prohibited from use for air transportation by any agency of the Government for a period of six months or more; or

(e)           such item of Equipment shall be taken or requisitioned by condemnation or otherwise by any Governmental Authority, including a foreign government and the Government, resulting in loss of possession by the Grantor for a period of six months or more.

An Event of Loss with respect to any Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to an Airframe or the Engine which constitutes a part of the Aircraft.

“Excluded Aircraft” shall mean any aircraft, engines or parts or components relating thereto or installed therein which are acquired with the proceeds of Permitted Indebtedness and secured by a Lien referenced in Section 6.15(viii) of the Credit Agreement.

“FAA” shall mean the Federal Aviation Administration or any Governmental Authority, agency or other authority succeeding to the functions of the Federal Aviation Administration.

“Government” shall mean the federal government of the United States of America or any instrumentality or agency thereof.

“incorporated in” shall mean incorporated, installed in or attached to or otherwise made a part of.

“Indemnified Parties” shall mean the Agent, the Lenders and their respective successors, assigns, transferees, directors, officers, employees, shareholders, representatives, servants and agents.

“Lender” and “Lenders” shall be as defined in the preamble of this Agreement, provided, however, that each such reference to Lender and Lenders shall include, to the extent the context permits or requires, the LC Issuer and the Swingline Lender, as each such term is defined in the Credit Agreement.

“Parts” means all appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) whether now owned or hereafter acquired which may from time to time be incorporated in an Airframe or any Engine (and “Part” means any of the foregoing) or, after removal therefrom, so long as such Parts remain subject to the Lien of this Agreement in accordance with Section 3.5 or 3.6 hereof.

“Permitted Lien” means any Lien referred to in clauses (i) and (ii) of Section 3.1.

“Records” means the records, logs and other material described in Section 3.3.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

ARTICLE 2

Grant of Security Interest

Section 2.1            Grant of Security Interest.  The Grantor, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, and in order to secure the payment and performance of all Obligations, does hereby convey, warrant, mortgage, assign, pledge, and grant a security interest to the Agent, for itself and for the benefit of the Lenders, their respective successors and assigns, in all and singular of the Grantor’s right, title and interest in and to the properties, rights, interests and privileges described below and all proceeds thereof (all of which properties, rights, interests and privileges hereby mortgaged, assigned, pledged and granted or intended so to be, together with all proceeds thereof, are hereinafter collectively referred to as the “Collateral”):

(a)           all of the Grantor’s right, title and interest in the Equipment (including the Airframes, the Engines and the Parts) and substitutions and replacements of any of the foregoing;

(b)           any and all service and warranty rights related to the Equipment, including the, Engines, and claims under any thereof; and

(c)           all proceeds of any or all of the foregoing, whenever acquired, including, but not limited to, the proceeds of any insurance maintained with respect to any of the foregoing and all proceeds payable or received with respect to any condemnation, expropriation, requisition or other Event of Loss, or the proceeds of any warranty.

The conveyance, warranty, mortgage, assignment, pledge and security interest created hereunder in all of the foregoing Collateral is effective and operative immediately, and shall continue in full force and effect until the Grantor shall have made such payments and shall have duly, fully and indefeasibly paid, performed and observed all of its liabilities, agreements and covenants when required hereunder and under the other Loan Documents and the Agent and the Lenders shall have no further obligation to extend credit to the Grantor or any other party pursuant to the Credit Agreement and/or the other Loan Documents.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing hereunder constitutes or shall be deemed to constitute the grant of a security interest in favor of the Agent with respect to AirNet’s interest in any Excluded Aircraft.

Section 2.2            Filing of Financing Statements and Continuation Statements.  The Grantor and the Agent will execute and the Grantor will deliver to the Agent for filing, if not already filed, such financing statements or other documents and such continuation statements with respect to financing statements previously filed relating to the conveyance, warranty, mortgage, assignment, pledge and security interest created under this Agreement in the Collateral and any other applicable law or as may be specified from time to time by the Agent.

ARTICLE 3

Covenants

Section 3.1            Ownership and Liens.  The Grantor will not sell, lease, assign or transfer its interest in the Aircraft, the Airframes or any Engine or directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to its interest in the Aircraft, the Airframes or any

Engine, except for:  (i) Liens in favor of the Agent for the benefit of the Lenders; (ii) mechanics’ or other like Liens arising in the ordinary course of business and the payment of which is either not yet due or is being contested in good faith by appropriate proceedings (provided that, if any such proceeding might reasonably be expected to result in or involve any material danger of the attachment, sale, forfeiture or loss of any item of Equipment or any interest therein (including the Lien of the Agent) then the Grantor shall exclude such Equipment from the Borrowing Base); (iii) the disposition or transfer of obsolete and/or worn out Equipment in the ordinary course of business provided that if the proceeds thereof exceed $250,000, they shall be used by Grantor to acquire replacement Equipment which shall or may become subject to the security interest of this Agreement pursuant to Section 3.12; (iv) transfers by or among Grantor and any Guarantor other than Fast Forward, and (v) other Permitted Liens.  The Grantor will promptly, and in any event within thirty (30) days, take (or cause to be taken) such action as may be necessary duly to discharge any such Lien not permitted above if the same shall arise at any time.

Section 3.2            Registration and Operation.

(a)           The Grantor shall cause the Aircraft to be duly registered, and at all times thereafter to remain duly registered, in the name of the Grantor with the FAA pursuant to the Act.  The Grantor agrees that it will not utilize any item of Equipment in violation of any law or any rule, regulation or order (including, without limitation, concerning alcoholic beverages or prohibited substances) of any Governmental Authority having jurisdiction (domestic or foreign) or in violation of any airworthiness certificate, license or registration relating to any item of Equipment issued by any such authority, except to the extent the validity or application of any such laws, rule, regulation or order is being contested in good faith and by appropriate proceedings (provided that, if any such proceeding might reasonably be expected to result in or involve any material danger of the attachment, sale, forfeiture or loss of any item of Equipment, or any interest therein (including the Lien of the Agent), then the Grantor shall exclude such Equipment from the Borrowing Base).  In the event that any such law, rule, regulation or order requires alteration of any item of Equipment, unless the validity thereof is being contested in good faith and by appropriate proceedings (provided that, if any such proceeding might reasonably be expected to result in or involve any material danger of the attachment, sale, forfeiture or loss of any item of Equipment or any interest therein (including the Lien of the Agent), then the Grantor shall exclude such Equipment from the Borrowing Base), the Grantor will obtain conformance therewith at no expense to the Agent or the Lenders and will cause such item of Equipment to be maintained in proper operating condition under such laws, rules, regulations and orders.

(b)           The Grantor shall not include any Airframes in the calculation of the Borrowing Base if any of the same land in countries other than the United States of America, Canada, Mexico or the Caribbean.

(c)           The Grantor agrees that it will not utilize any item of Equipment in any area excluded from coverage by the insurance required by the terms of Article 5.

(d)           The Equipment is not, and will not, be registered under the laws of any foreign country.

(e)           The Equipment is and shall remain at all times eligible for registration under the Act.

(f)            The Equipment included by Grantor in the calculation of the Borrowing Base         shall be based in the United States of America and Canada.

(g)           The Equipment will not be used in violation of any law, regulation, ordinance or policy of insurance affecting the maintenance, use or flight of the Equipment.

(h)           The Grantor qualifies as a citizen of the United States of America as defined in the Act, and will continue to qualify as a United States of America citizen in all respects.

Section 3.3            Records and Reports.  The Grantor shall cause all records, logs and other materials required by the FAA and any other Governmental Authority having jurisdiction to be maintained in respect of each item of Equipment.  Grantor shall promptly furnish or cause to be furnished to the Agent such information as may be required to enable the Agent to file any reports required to be filed by the Agent or any Lender with any Governmental Authority because of the Agent’s or such Lender’s Liens in any item of Equipment.

Section 3.4            Maintenance and Use.  The Grantor, at its own cost and expense, shall cause each item of Equipment included by Grantor in the calculation of the Borrowing Base to be maintained, serviced, repaired, overhauled, altered, modified, added to and tested in accordance with standard practices for similar equipment (including, without limitation, the maintenance program for such item of Equipment as from time to time in effect and approved by the manufacturer thereof, and to the extent required by law, by the FAA), which practices shall at all times be at or above the standard of the industry for maintenance of similar equipment; and, additionally, in the case of the Aircraft included by Grantor in the calculation of the Borrowing Base, cause such Aircraft to be maintained, serviced, repaired and overhauled so as to keep such Aircraft in such condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times under the Act.  The Grantor agrees that the Aircraft, Airframes and Engines will not be maintained in violation of any law or rule, regulation or order of any government or Governmental Authority (domestic or foreign) having jurisdiction, in violation of any warranty with respect to any item of Equipment or in violation of any airworthiness certificate, license or registration relating to the Aircraft, Airframes or any Engine issued by any such government or Governmental Authority, except to the extent the validity or application of any such directive, instruction, law, rule, regulation or order is being contested in good faith and by appropriate proceedings (provided that, if any such proceeding might reasonably be expected to result in or involve any material danger of the attachment, sale, forfeiture or loss of any item of Equipment or any interest therein (including the Lien of the Agent), then the Grantor shall exclude such Equipment from the Borrowing Base).  The Grantor shall use and operate the Equipment included by Grantor in the calculation of the Borrowing Base in a careful manner in the normal course of its business and only for the purposes for which it was designed in accordance with the manufacturers warranty requirements and comply with all laws and regulations relating to the Equipment; obtain all permits or licenses necessary to install, use or operate such Equipment; inspect, service and repair, overhaul and test such Equipment in accordance with the FAA approved maintenance program, manufacturer’s approved maintenance program, FAA airworthiness directives, and the manufacturer’s alert bulletins and urgently recommended service bulletins and procedures, and perform all duties and tasks which would be required to maintain such Equipment, including the engines, in full compliance with the manufacturers specification.

Section 3.5            Replacement of Parts.  The Grantor, at its own cost and expense, will promptly cause the replacement of all Parts which are related to Airframes and/or Engines which are included by Grantor in the calculation of the Borrowing Base and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.  Notwithstanding anything contained herein to the contrary, the Grantor, at its own cost and expense, may permit the removal for purposes of the sale in the ordinary course of Grantor’s business, or the maintenance, service, repair, overhaul or testing in the ordinary course, of any Parts, whether or not related to Airframes and/or Engines included by Grantor in the calculation of the Borrowing Base or worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided, however, that the Grantor, at its own cost and expense, will cause such Parts to be replaced as promptly as possible. All replacement Parts relating to or installed upon Airframes or Engines included by Grantor in the calculation of the Borrowing Base shall be free and clear of all Liens (except for Permitted Liens described in Section 3.1), shall be in as good operating condition as, and shall have a value and utility at least substantially equal to, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.  The Grantor’s right, title and interest in all Parts at any time removed from any item of Equipment included by Grantor in the calculation of the Borrowing Base shall remain subject to the Lien granted pursuant to this Agreement no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated in such item of Equipment and which meet the requirements for replacement Parts specified above.  Immediately upon any replacement Part becoming incorporated or installed in or attached to any item of Equipment included by Grantor in the calculation of the Borrowing Base as above provided, without further act, (i) the Grantor’s right, title and interest in such replacement Part shall become subject to the Lien of this Agreement, and such replacement Part shall be deemed part of such item of Equipment for all purposes hereof to the same extent as the Parts originally incorporated in such item of Equipment, and (ii) the Grantors right, title and interest in the replaced Part shall be released from the Lien of this Agreement and the replaced Part shall no longer be deemed a Part hereunder. The Grantor shall, upon Agent’s reasonable request, provide to the Agent written confirmation, in form and content acceptable to Agent, that the Grantor has complied with the provisions of this Section 3.5.

Section 3.6            Alterations, Modifications and Additions.  The Grantor, at its own cost and expense, shall cause such alterations and modifications in and additions to the Equipment included by Grantor in the calculation of the Borrowing Base to be made as may be required from time to time to meet the standards of the FAA and of any other Governmental Authority having jurisdiction and to maintain the certificate of airworthiness for the Aircraft; provided, however, that the validity or application of any such law, rule, regulation or order may be contested in good faith by appropriate proceedings (provided that, if any such proceeding might reasonably be expected to result in or involve any material danger of the attachment, sale, forfeiture or loss of any item of

Equipment, or any interest therein (including the Lien of the Agent), then the Grantor shall exclude such Equipment from the Borrowing Base).  In addition, the Grantor, at no cost or expense to the Agent or the Lenders, may, from time to time, cause such alterations and modifications in and additions to any item of Equipment to be made as the Grantor may deem desirable; provided, that each such alteration, modification and addition is readily removable from such item of Equipment which is included by Grantor in the calculation of the Borrowing Base; and provided, further that no such alteration, modification or addition shall (i) materially diminish the value, utility or condition of such item of Equipment included by Grantor in the calculation of the Borrowing Base below the value, utility or condition thereof immediately prior to such alteration, modification or addition, assuming such item of Equipment was then of the value and utility and in the condition required to be maintained by the terms of this Agreement, or (ii) cause the airworthiness certification of the related Aircraft to cease to be in good standing under the Act.  The Grantor’s right, title and interest in all Parts added to any Airframe or Engine included by Grantor in the calculation of the Borrowing Base as the result of such alteration, modification or addition shall, without further act, be subject to the Lien of this Agreement.  Notwithstanding the foregoing sentence of this Section 3.6, so long as no Unmatured Default or Default shall have occurred and be continuing, the Grantor may remove any Part if (i) such Part is in addition to, and not in replacement of or substitution for any such Part; (ii) such Part is not required to be incorporated or installed in or attached or added to such item of Equipment pursuant to the terms of this Article 3, and (iii) such Part can be removed from such item of Equipment without causing any material damage thereto.  Upon the removal of any Part as provided, the Grantor’s right, title and interest in such Part shall be released from the Lien of this Agreement.

Section 3.7            Maintenance of Other Engines.  Each aircraft engine which does not constitute an Engine, but which is installed on an Airframe included at any time by Grantor in the calculation of the Borrowing Base, shall be maintained, operated, serviced, repaired, overhauled, altered, modified and tested in accordance with Section 3.4 to the same extent as if it were an Engine.

Section 3.8            Payment of Obligations.  The Grantor hereby agrees that it will promptly pay or cause to be paid when due all taxes, assessments and other governmental charges imposed with respect to the Collateral.

Section 3.9            Change of Name or Location.  In connection with any change of the name, identity or structure of the Grantor that might make any UCC financing statements filed in connection with the transactions contemplated hereby seriously misleading within the meaning of the UCC or any change the State of incorporation of the Grantor, whether by “reorganization” in another state or otherwise, the Grantor shall (i) authorize, if Agent deems the same necessary or desirable, the filing of appropriate financing statements in an an appropriate filing offices prior to such change and (ii) give the Agent notice of such change at least fifteen (15) Business Days prior to such change.

Section  3.10        Inspection.  The Grantor shall permit, at its expense, the Agent, or any Person designated by Agent, to inspect, with prior reasonable notice at any time during which no Default has occurred or is continuing (it being understood and agreed that no such notice shall be required at any time after the occurrence and during the continuance of a Default) (i) the Aircraft;

provided, however, that as long as no Default or Unmatured Default has occurred and is continuing, neither the Agent nor the Lenders shall exercise such inspection rights in such a way so as to unreasonably interfere with Grantor’s use of the Aircraft and (ii) the logs, maintenance records and other records maintained with respect to the Aircraft.

Section 3.11         Personal Property.  The Grantor represents and agrees that the Equipment is, and shall at all times remain, separately identifiable personal property.  The Grantor shall use commercially reasonable efforts to furnish the Agent a landlord’s and/or mortgagee’s waiver and consent with respect to Equipment in the possession or control of any Person other than Grantor (to remove such Equipment and for other purposes) which shall be in form and content satisfactory to the Agent. The Agent may display notice of its interest in such Equipment by any reasonable identification and the Grantor shall not alter or deface any such indicia of the Agent’s interest.

Section 3.12         New Aircraft. AirNet shall (i) give Agent notice of its acquisition after the date hereof of any property described generally herein as aircraft, airframes and engines (“After-Acquired Aircraft”), and (ii) deliver to the Agent upon its request a description of any After-Acquired Aircraft, including the registration number, manufacturer, serial number and such other information requested by Agent and (iii) do all things reasonably necessary to have such After-Acquired Aircraft (except Excluded Aircraft), together with all parts or components related thereto or installed thereon, subjected to the Lien of the Agent by modification or addendum to this Agreement in form and content reasonably satisfactory to Agent.  Agent shall, in its reasonable discretion, cooperate to subject any After-Acquired Aircraft (except to the extent it is subject to a Permitted Lien described in Section 6.15(viii)), together with all parts and components related thereto or installed thereon, to the Lien of Agent by modification or addendum to this Agreement in form and content reasonably satisfactory to Agent, if AirNet at any time requests the same for purposes of increasing the Borrowing Base.

ARTICLE 4

Events of Loss

Section 4.1            Event of Loss with Respect to Aircraft.  The Grantor bears the entire risk of loss, theft, damage or destruction of the Equipment, in whole or in part for any reason whatsoever.  No Event of Loss shall relieve the Grantor from its agreement and liability to pay the Obligations or from any other obligation hereunder or under the other Loan Documents.  Upon the occurrence of an Event of Loss in excess of $250,000 with respect to any Aircraft, the Grantor shall give the Agent prompt written notice thereof (and in any event within three Business Days after such occurrence), and the Grantor shall, on the next Business Day following the receipt of insurance proceeds with respect to such occurrence, pay to the Agent, for the benefit of the Lenders, the full amount of such insurance proceeds, which shall be applied by Agent to the Revolving Loans, if any, then outstanding under the Credit Agreement (it being understood and agreed that (i) such amounts shall be available for reborrowing on the terms provided in the Credit Agreement, and (ii) in the event such insurance proceeds do not represent the full value attributed to such Aircraft in the calculation of the Borrowing Base, Grantor may be required under the Credit Agreement to pay additional sums to reduce the outstanding balance of the Revolving Loans in order to maintain compliance with the Borrowing Base provisions of the Credit Agreement).

Section 4.2            Application of Payments from Governmental Authorities or other Persons.  Provided that no Default has occurred and is continuing, any payments (other than insurance proceeds, the application of which is provided for in Article 5 or Section 4.1), received at any time by the Agent or Grantor from any Governmental Authority or other Person with respect to any Event of Loss, or from a Governmental Authority with respect to an event which does not constitute an Event of Loss (collectively, “Governmental Payments”), shall be applied as follows:

(a)           If such Governmental Payments are in an amount in excess of $250,000, to repay the Revolving Loans (it being understood and agreed that such amounts shall be available for reborrowing under the terms of the Credit Agreement);

(b)           If such Governmental Payments are in an amount equal to or less than $250,000, such payments may be retained by the Grantor.

(c)           Payments During Default.  Notwithstanding the foregoing provisions of this Section 4.2, any payments (other than insurance proceeds, the application of which is provided for in Article 5) received at any time by the Agent from any Governmental Authority or other Person which are otherwise payable to the Grantor, shall not be paid to the Grantor if at the time of such payment a Default shall have occurred and be continuing, in which event all such amounts shall be paid to and held by the Agent as security for the Obligations or, at the Agent’s option, applied by the Agent toward the payment of such Obligations at the time due in such order of application as the Agent may from time to time elect.

In furtherance of the foregoing and for the foregoing purposes, the Grantor hereby irrevocably assigns, transfers and sets over to the Agent, for the benefit of the Lenders, all rights of the Grantor to any Governmental Payments received by or payable to the Grantor.

ARTICLE 5

Insurance

Section 5.1            Insurance.  The Grantor shall at all times, at its own cost and expense, cause policies of insurance in such form, of such type and with insurers of recognized responsibility reasonably satisfactory to the Agent, to be procured and maintained on or in respect of the Aircraft, as follows:

(a)           Liability.  The Grantor will cause liability insurance to be carried and maintained at all times with respect to the Aircraft and any other type of insurance required under applicable laws and regulations of the United States of America with respect to the Aircraft, but in any event not less than $50,000,000 combined single limit for any one occurrence.

(b)           Property.  The Grantor shall cause all-risk aircraft hull insurance covering the Aircraft, including all-risk coverage with respect to any Engine or Part while not installed on the Aircraft, to be maintained in effect.  Insurance required under this Section 5.1(b) shall at all times while any Obligations are outstanding be for an amount not less than the fair market value of the Aircraft.

Any policies maintained in accordance with this Section 5.1 shall (i) name Agent, for the benefit of each Lender, as an additional insured, as its interests may appear (but without imposing upon the Agent, the Lenders or any other Indemnified Party any obligation imposed upon the insured, including, without limitation, the liability to pay the premiums for such policies), (ii) in the case of the insurance described in clause (b), provide that any loss shall be payable to the Agent for the benefit of the Lenders (as their respective interests may appear), (iii) provide that, in respect of the interest of each Indemnified Party in such policies, the insurance shall not be invalidated by any action or inaction directly or indirectly by, for or on behalf of any Person other than such Indemnified Party, and shall insure each Indemnified Party as its interest may appear regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Grantor or any other Persons, (iv) provide that as against each Indemnified Party, the insurers shall waive any rights of subrogation to the extent that the Grantor has waived such rights (and the Grantor hereby irrevocably and unconditionally waives any right of subrogation against any Indemnified Party, except for claims arising out of the gross negligence or willful misconduct of such Indemnified Party), and (v) provide that if such insurance is cancelled for any reason whatever, or is changed in any material respect, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Lenders or any other Indemnified Party, for 30 days after receipt by Agent of written notice by such insurers of such cancellation, change or lapse.  Each insurance policy required under this Section 5.1 shall be primary without right of contribution from any other insurance which is carried by the Grantor or any Indemnified Party with respect to its interest in the Aircraft.  Nothing contained herein shall prevent any Indemnified Party from maintaining additional insurance for its own account and at its own expense, provided that the maintaining of such insurance shall not prejudice the Grantor’s ability to obtain, or recover under, the insurance required to be maintained hereunder at the direction of the Grantor or any reinsurance thereof.

In the event that the Grantor shall fail to cause insurance to be maintained as herein provided, the Agent or any Indemnified Party may at its option (but shall not be obligated to) provide such insurance and in such event, the Grantor shall, upon demand, reimburse such Person for the cost thereof, together with interest thereon at the rate in effect under the Credit Agreement after a Default, which reimbursement obligation shall be secured by the Collateral.  No such payment, performance or compliance shall be deemed to cure any Default hereunder or otherwise relieve the Grantor of its obligations with respect thereto.

Section 5.2            Certificate of Insurance.  The Grantor agrees to furnish the Agent on the Closing Date, and promptly after the terms have been fixed for any renewal of, or changes in any material respect with respect to, the insurance required to be maintained pursuant to this Article 5 (but in no event less frequently than annually), until the Obligations secured hereby are paid in full, an insurance certificate signed by an independent insurance broker reasonably acceptable to the Agent describing in reasonable detail the insurance then carried (or to be carried) on each item of

Equipment.  The Grantor shall cause such broker to agree to advise the Agent in writing at its address set forth in this Agreement, at least thirty days prior to the expiration or termination date of any insurance carried and maintained on any item of Equipment pursuant to this Article 5.  The Grantor shall advise the Lenders of any act or omission which might render insurance unenforceable in whole or in part.

Section 5.3            Proceeds of Insurance.  Except as provided in Section 4.1 hereof, and as provided in the following sentence, so long as no Default has occurred and is continuing, Grantor shall be permitted to make proof of loss, to adjust and compromise any claim under all insurance policies, to appear in and prosecute any action arising from such insurance policies, and to collect and receive insurance proceeds and to use such proceeds as Grantor determines, provided that said proceeds shall be used for the repair, restoration or replacement of the relevant Aircraft to the extent the same is included by AirNet in the calculation of the Borrowing Base.  Notwithstanding the foregoing, if Grantor receives proceeds of insurance in excess of $250,000 as a result of any loss or damage which does not constitute an Event of Loss, the Grantor shall give the Agent prompt written notice thereof (and in any event within three Business Day after such occurrence) and the Grantor shall, on the next Business Day following the receipt of insurance proceeds with respect to such occurrence, pay to the Agent, for the benefit of the Lenders, the amount of such insurance proceeds, such proceeds to be applied to the Revolving Loans, if any, then outstanding under the Credit Agreement (and such amounts shall be available for reborrowing on the terms provided in the Credit Agreement).  Notwithstanding anything contained in this Agreement to the contrary, if a Default has occurred and is continuing, (i) Agent shall be entitled to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section 5.3 shall require Agent to incur any expense or take any action hereunder, and (ii) Agent, at its option, shall have the right to (x) have the balance of such insurance proceeds used for the purpose of reimbursing Grantor for the cost of restoration, repair or replacement of the Collateral, or (y) apply the balance of such proceeds to the payment of the Obligations, whether or not then due, in such order of application as determined by the Agent.  Grantor hereby assigns to the Agent all rights of Grantor in and to any insurance proceeds paid or to be paid as a result of any such loss or damage for purposes of the foregoing.

ARTICLE 6

Remedies Upon Occurrence of a Default

Section 6.1            Action upon Default.  If one or more Defaults shall have occurred and be continuing, the Agent may immediately exercise and pursue any remedy described herein or otherwise available to it in any Loan Document, at law, in equity or by statute (subject always to compliance with any mandatory requirements of applicable law).

Section 6.2            Remedies.  The Grantor agrees, to the full extent that it lawfully may, that if one or more Defaults shall have occurred and be continuing, then in every such case the Agent may exercise any or all of the rights and powers and pursue any and all of the remedies available to it hereunder or in any other Loan Document or available to a secured party under the Uniform

Commercial Code or any other provision of law or equity; the Agent may, to the extent permitted by law, exclude the Grantor from the Collateral; and the Agent may sell, assign, transfer and deliver, to the extent permitted by law, the Collateral or any interest therein, whether or not the Collateral is in the constructive possession of the Agent, any Lender, or the Person conducting the sale, at any private sale or public auction with or without demand, advertisement or notice (except as may be required by law) of the date, time and place of sale and any adjournment thereof; for cash or credit or other property, for immediate or future delivery and for such price or prices and on such terms and to such Persons as the Agent in its discretion may determine or as may be required by law; and the Agent may otherwise dispose of, hold or use the Collateral, or any part thereof, as the Agent in its sole discretion may determine, in each case free and clear of any rights of the Grantor and without any duty to the Grantor with respect to any such action or inaction or for any proceeds with respect thereto.  It is agreed that 10 days’ prior written notice to the Grantor of the date, time and place (and terms, in the case of a private sale) of any proposed sale of the Collateral or any part thereof or interest therein is reasonable.

The Agent may proceed to enforce its rights by directing payment to it of all monies payable under any agreement relating to the Collateral, by proceedings in any court of competent jurisdiction for an appointment of a receiver or for the sale of all or any part of the Collateral possession to which the Agent shall at the time be entitled hereunder or for foreclosure of such Collateral, or by any other action, suit, remedy or proceeding authorized or permitted by this Agreement or at law or by equity, and may file such proofs of claim or other papers or documents as necessary or advisable in order to have the claims of the Agent and the Lenders asserted or upheld in any bankruptcy, receivership or other judicial case or proceeding.

In addition to the foregoing remedies, the Grantor shall be liable for any and all unpaid amounts due hereunder and under the other Loan Documents before, during and after the exercise of any of the foregoing remedies and for all reasonable fees and other costs and expenses of the Agent and/or the Lenders, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred by reason of the occurrence of any Default or the exercise of any remedies with respect thereto.

Section 6.3            Remedies Cumulative.  Each and every right, power and remedy herein specifically given to the Agent or otherwise in this Agreement and/or the other Loan Documents shall be cumulative and shall be in addition to every other right, power and remedy herein or therein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein or therein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No delay or omission by the Agent in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any Default on the part of the Grantor.

Section 6.4            Grantor’s Waiver of Rights.  To the extent permitted by applicable law, the Grantor hereby waives any rights, now or hereafter conferred by statute or otherwise, which might limit or modify any of the rights or remedies of the Agent and/or any Lender under or in connection with this Article 6.

Section 6.5            Power of Attorney.  The Grantor hereby appoints the Agent or its designated agent as such Grantor’s attorney-in-fact, irrevocably, with full power of substitution, to, (i) after the occurrence and during the continuance of any Default and in all circumstances (regardless of whether or not any Default has occurred or then exists) which, pursuant to this Agreement, Agent is entitled to do so, collect all payments with respect to the Collateral due and to become due under or arising out of this Agreement or any other Loan Document, to receive all moneys (including, but not limited to, proceeds of insurance) which may become due under any policy insuring the Collateral and all awards payable in connection with the condemnation, requisition or seizure of the Collateral, or any part thereof, to execute proofs of claim, to endorse drafts, checks and other instruments for the payment of money payable to the Grantor in payment of such insurance moneys and (ii) do all other acts, things, take any actions (including the filing of financing statements or other documents) or institute any proceedings which the Agent may reasonably deem to be necessary or appropriate at any time to protect and preserve the interest of the Agent and the Lenders in the Collateral, or in this Agreement or the other Loan Documents.

Section 6.6            Distribution of Amounts Received after a Default.  Subject to applicable law, all payments received and amounts realized by the Agent with respect to the Collateral after a Default shall have occurred and be continuing (whether realized from the exercise of any remedies pursuant to this Article 6 or otherwise), as well as payments of amounts then held by the Lenders as part of the Collateral, shall be distributed by the Agent in the following order of priority:

First, so much of such payments and amounts as shall be required to pay the expenses paid by the Agent pursuant to this Article 6 (to the extent not previously reimbursed) shall be paid to Agent, as applicable;

Second, so much of such payments or amounts as shall be required to pay the amounts payable to any Indemnified Party (to the extent not previously reimbursed) shall be paid to such Indemnified Party;

Third, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid principal amount of the Loans, the accrued but unpaid interest thereon to the date of distribution, indemnification for funding losses, if any, and all other Obligations, shall be paid to the Agent for the pro rata benefit of the Lenders; such payments or amounts to be applied to the amounts so due, owing or unpaid in such order of application as the Agent may from time to time elect; and

Fourth, the balance, if any, of such payments or amounts remaining thereafter shall be paid to the Grantor.

Section 6.7            Suits for Enforcement.  In case of any Default, then, regardless of whether or not the Loans have then been accelerated, the Agent may proceed to enforce the payment of the Loans.  The Grantor agrees that, in the case of any Default, it will pay to the Agent such further amount as shall be sufficient to pay the costs and reasonable expenses of collection, including reasonable attorneys’ fees and expenses.

ARTICLE 7

Amendments

Section 7.1            Amendments.  Neither this Agreement, nor any of the terms hereof, may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which is signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

ARTICLE 8

Miscellaneous

Section 8.1            Choice of Law.  This Agreement shall be construed in accordance with the internal laws (but without regard to the conflict of law principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.

Section 8.2            Notices.  Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 12.14 of the Credit Agreement

Section 8.3            Limitation as to Enforcement of Rights, Remedies and Claims.  Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the Grantor and the Agent and the Lenders any legal or equitable right, remedy or claim under or in respect of this Agreement or any other Loan Document.

Section 8.4            Severability of Invalid Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.5            Benefit of Parties, Successors and Assigns; Entire Agreement.  All representations, warranties, covenants and agreements contained herein or delivered in connection herewith shall be binding upon, and inure to the benefit of the Grantor and the Agent and the Lenders and their respective permitted successors and assigns; provided, however, that the Grantor may not assign its obligations hereunder, except as permitted under the Credit Agreement. This Agreement, together with the other Loan Documents, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of such parties.

Section 8.6            Counterpart Execution.  This Agreement may be executed in any number of counterparts, all of which taken together constitute one agreement, all of which taken together shall constitute one agreement, and any of the parties may execute this Agreement by signing such counterpart.

Section 8.7            Further Assurances.  At any time and from time to time, upon the request of the Agent, the Grantor shall promptly and duly execute and deliver any and all such further instruments and documents as may be reasonably requested by the Agent, and as are necessary or desirable to perfect, preserve or protect the security interests and assignments created or intended to be created hereby, or to obtain for the Agent for the benefit of the Lenders the full benefit of the specific rights and powers herein granted, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the mortgage, security interests or assignments created or intended to be created herby.

Section 8.8            Performance by Agent.  In its discretion, the Agent may (but shall not be obligated to), at any time and from time to time (regardless of whether or not any Default has occurred), for the account of the Grantor, pay any amount or do any act required of the Grantor hereunder and which the Grantor fails to pay or do at the time required hereunder, and any such payment shall be repayable by the Grantor on demand to the Agent, shall bear interest at the rate in effect under the Credit Agreement after a Default and shall be secured by the Collateral.

Section 8.9            Indemnity.  The Grantor agrees to indemnify the Agent and the Lenders, and their respective employees, agents, representatives, directors, officers, successors and assigns, from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), in any way relating to or arising out of the manufacture, purchase, acceptance, rejection, ownership, possession, use, selection, delivery, operation, condition, sale, return or other disposition of the Equipment or any part thereof (including, without limitation, any claim for patent or other defects, whether or not discoverable by the Grantor or any other Person, any claim of negligence, tort or strict liability, any claim under any environmental protection or hazardous waste law and any claim for patent, trademark or copyright infringement), except claims, losses or liabilities resulting from such indemnified party’s gross negligence or willful misconduct.

Section 8.10         Consent to Jurisdiction.  The Grantor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to this Agreement and the Grantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Agent to bring proceedings against the Grantor in the courts of any other jurisdiction.  Any judicial proceeding by the Grantor against the Agent or any affiliate of the Agent, involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement shall be brought only in a court in Columbus, Ohio.

Section 8.11         WAIVER OF JURY TRIAL.  THE GRANTOR AND THE AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING,

DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

IN WITNESS WHEREOF, the parties have each executed this Agreement, as of the date set forth above.

Grantor:

AIRNET SYSTEMS, INC., an Ohio Corporation

By:	/s/ Gary W. Qualmann
Gary W. Qualmann, Secretary

Agent:

THE HUNTINGTON NATIONAL BANK, a national banking association, individually and as Agent

By:	/s/ John M. Luehmann
John M. Luehmann, Vice President